Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2019 Third Quarter Results
Comp Store Net Sales Increase 3.1%; Earnings per Share of $0.21 vs. $0.18 Last Year
Introduces Fourth Quarter Outlook

Irvine, CA – December 4, 2019 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter and year-to-date period ended November 2, 2019.

“Tillys continued its positive momentum with its 14th consecutive quarter of flat to positive comparable store net sales during the third quarter, including positive comps from both stores and e-commerce, all merchandising departments, and each month of the quarter," commented Ed Thomas, President and Chief Executive Officer. "Based on our results during Thanksgiving weekend through Cyber Monday, we believe we are well positioned to continue our momentum during the Holiday season."

Third Quarter Results Overview
The following comparisons refer to operating results for the third quarter of fiscal 2019 versus the third quarter of fiscal 2018 ended November 3, 2018:

•
Total net sales were $154.8 million, an increase of $8.0 million or 5.4%, compared to $146.8 million last year. The Company ended the quarter with 232 total stores, including one RSQ-branded pop-up store, compared to 227 total stores, including four RSQ-branded pop-up stores, last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 3.1% compared to last year's third quarter increase of 4.3%. Comparable store net sales in physical stores increased 2.4% and represented approximately 85.3% of total net sales, compared to an increase of 1.3% and an 85.5% share of total net sales last year. E-commerce net sales increased 7.4% and represented approximately 14.7% of total net sales this year, compared to an increase of 26.7% and a 14.5% share of total net sales last year.

•
Gross profit was $47.2 million, an increase of $3.5 million or 8.1%, compared to $43.7 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 30.5% from 29.7% last year. Product margins increased 80 basis points as a percentage of net sales. Buying, distribution and occupancy costs deleveraged by less than 10 basis points, primarily due to severance and other transition expenses of approximately $0.7 million related to our change in merchandising leadership during the third quarter, largely offset by improved leverage of distribution costs.

•
Selling, general and administrative expenses ("SG&A") were $39.5 million, or 25.5% of net sales, compared to $36.9 million, or 25.1% of net sales, last year. The $2.5 million increase in SG&A was primarily due to higher marketing and fulfillment expenses of approximately $1.0 million largely as a result of e-commerce net sales growth, an asset write-off charge of $0.5 million relating to mobile app development, higher store payroll expenses of approximately $0.5 million resulting from minimum wage and store count growth, and higher temporary labor expenses of approximately $0.5 million. Last year's SG&A also includes approximately $0.7 million of expenses associated with our secondary offering completed in early September 2018.

•
Operating income was $7.7 million, or 5.0% of net sales, compared to $6.7 million, or 4.6% of net sales, last year. The $1.0 million increase in operating income was primarily driven by net sales growth more than offsetting the expense increases noted above. On a non-GAAP basis, excluding the severance and related transition expenses noted above from this year and the secondary offering costs noted above from last year, non-GAAP operating income was $8.4 million, or 5.4% of net sales, compared to $7.5 million, or 5.1% of net sales, last year.

•
Income tax expense was $2.2 million, or 25.9% of pre-tax income, compared to $2.0 million, or 26.9% of pre-tax income, last year. On a non-GAAP basis, excluding the severance and related transition costs noted above from this year and the secondary offering costs noted above from last year, non-GAAP income tax expense was $2.4 million, or 25.9% of non-GAAP pre-tax income, compared to $2.0 million, or 24.8% of non-GAAP pre-tax income, last year.

•
Net income was $6.4 million, or $0.21 per diluted share, compared to $5.4 million, or $0.18 per diluted share, last year. On a non-GAAP basis, excluding the severance and related transition costs noted above from this year and the secondary offering costs noted above from last year, non-GAAP net income was $6.9 million, or $0.23 per diluted share, compared to $6.0 million, or $0.20 per diluted share, last year.

Year-to-Date Results Overview
The following comparisons refer to operating results for the thirty-nine weeks of fiscal 2019 versus the thirty-nine weeks of fiscal 2018 ended November 3, 2018:

•	Total net sales were $446.8 million, an increase of $19.0 million or 4.4%, compared to $427.9 million last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 2.0% compared to last year's increase of 3.1%. E-commerce net sales increased 16.4% and represented approximately 14.6% of total net sales compared to an increase of 9.2% and a 13.1% share of total net sales last year. Comparable store net sales in physical stores decreased 0.2% and represented approximately 85.4% of total net sales compared to an increase of 2.2% and a 86.9% share of last year's total net sales.

•
Gross profit was $134.6 million, an increase of $5.8 million or 4.5%, compared to $128.7 million last year. Gross margin was 30.1% in both years. Product margins improved by 10 basis points as a percentage of net sales. Buying, distribution and occupancy costs as a whole deleveraged by 10 basis points, primarily due to increased e-commerce shipping costs.

•
SG&A was $114.6 million, or 25.7% of net sales, compared to $108.2 million, or 25.3% of net sales, last year. The $6.4 million increase in SG&A was primarily due to higher marketing and fulfillment expenses of approximately $2.8 million largely associated with e-commerce net sales growth, higher store payroll expenses of approximately $2.3 million resulting from minimum wage and store count growth, a $1.5 million credit in last year's SG&A attributable to the favorable resolution of a legal matter, and increased temporary labor expenses of approximately $1.2 million in the current year. These increases were partially offset by a $1.2 million reduction in bonus expenses. Last year's SG&A also includes secondary offering expenses of approximately $0.7 million.

•
Operating income was $20.0 million, or 4.5% of net sales, compared to $20.5 million, or 4.8% of net sales, last year. On a non-GAAP basis, excluding the severance and related transition costs noted above from this year and the legal credit and secondary offering costs each noted above from last year, non-GAAP operating income was $20.6 million, or 4.6% of net sales, compared to $19.8 million, or 4.6% of net sales, last year.

•
Income tax expense was $5.9 million, or 26.6% of pre-tax income, compared to $5.7 million, or 26.1% of pre-tax income, last year. On a non-GAAP basis, excluding the severance and related transition costs noted above from this year and the legal credit and secondary offering costs each noted above from last year, non-GAAP income tax expense was $6.1 million, or 26.6% of non-GAAP pre-tax income, compared to $5.4 million, or 25.3% of non-GAAP pre-tax income, last year.

•
Net income was $16.3 million, or $0.55 per diluted share, in both years. On a non-GAAP basis, excluding the after-tax impact of the severance and related transition costs noted above from this year and the net benefit of the legal matter and secondary offering costs each noted above from last year, non-GAAP net income was $16.8 million, or $0.57 per diluted share, compared to $15.9 million, or $0.53 per diluted share, last year.

Balance Sheet and Liquidity
As of November 2, 2019, the Company had $130.1 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $120.5 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of November 3, 2018.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with GAAP as provided above, the Company is providing certain non-GAAP financial measures including "non-GAAP SG&A," "non-GAAP operating income," "non-GAAP income tax expense," "non-GAAP net income," and "non-GAAP diluted income per share." These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results. Specifically, the non-GAAP financial measures included in the tables provided herein exclude the impact of the merchandising transition costs from this year's third quarter, the secondary offering expenses from last year's third quarter, and the legal matter credit from last year's year-to-date results.
For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.

Fiscal 2019 Fourth Quarter Outlook
Despite a slow start to the fourth quarter due to the later Thanksgiving this year compared to last year, our results during Thanksgiving weekend through Cyber Monday give us optimism about our opportunity to deliver positive comps for the fourth quarter as a whole. Based on current and historical trends, particularly with respect to years with a later Thanksgiving and shorter time frame to Christmas, the Company expects its fourth quarter total net sales to range from approximately $179 million to approximately $184 million based on an anticipated comparable store net sales increase of 2% to 5% for the quarter as a whole. The Company expects its fourth quarter operating income to range from approximately $11.0 million to approximately $12.5 million, and earnings per diluted share to range from $0.29 to $0.32. This outlook assumes no asset impairment charges, an anticipated effective tax rate of approximately 27%, and weighted average shares of approximately 29.9 million.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, December 4, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until December 18, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13696226. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores, including one RSQ pop-up store, across 33 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	November 2, 2019	February 2, 2019	November 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$67,596	$68,160	$24,751
Marketable securities	62,476	75,919	95,766
Receivables	9,060	6,082	7,633
Merchandise inventories	70,337	55,809	71,488
Prepaid expenses and other current assets	6,499	11,171	10,707
Total current assets	215,968	217,141	210,345
Operating lease assets	255,776	—	—
Property and equipment, net	70,568	73,842	78,679
Other assets	2,521	2,185	3,667
Total assets	$544,833	$293,168	$292,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,461	$24,207	$34,352
Accrued expenses	19,482	18,756	19,895
Deferred revenue	8,521	10,373	7,172
Accrued compensation and benefits	7,487	8,930	8,690
Dividends payable	—	29,453	—
Current portion of operating lease liabilities	54,512	—	—
Current portion of deferred rent	—	5,540	5,466
Total current liabilities	127,463	97,259	75,575
Noncurrent operating lease liabilities	234,885	—	—
Noncurrent deferred rent	—	30,825	31,624
Other	942	1,757	1,997
Total liabilities	363,290	129,841	109,196
Stockholders’ equity:
Common stock (Class A)	22	21	21
Common stock (Class B)	8	8	8
Preferred stock	—	—	—
Additional paid-in capital	151,711	149,737	149,141
Retained earnings	29,684	13,335	34,111
Accumulated other comprehensive income	118	226	214
Total stockholders’ equity	181,543	163,327	183,495
Total liabilities and stockholders’ equity	$544,833	$293,168	$292,691

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$154,780	$146,826	$446,821	$427,866
Cost of goods sold (includes buying, distribution, and occupancy costs)	107,609	103,170	312,247	299,127
Gross profit	47,171	43,656	134,574	128,739
Selling, general and administrative expenses	39,467	36,919	114,614	108,193
Operating income	7,704	6,737	19,960	20,546
Other income, net	911	585	2,312	1,457
Income before income taxes	8,615	7,322	22,272	22,003
Income tax expense	2,227	1,967	5,923	5,737
Net income	$6,388	$5,355	$16,349	$16,266
Basic income per share of Class A and Class B common stock	$0.22	$0.18	$0.55	$0.56
Diluted income per share of Class A and Class B common stock	$0.21	$0.18	$0.55	$0.55
Weighted average basic shares outstanding	29,529	29,373	29,501	29,221
Weighted average diluted shares outstanding	29,759	30,075	29,745	29,746

Tilly’s, Inc.
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Gross profit	$47,171	$43,656	$134,574	$128,739
Severance and transition costs	654	—	654	—
Non-GAAP gross profit	$47,825	$43,656	$135,228	$128,739
Selling, general and administrative, as reported	$39,467	$36,919	$114,614	$108,193
Legal settlement	—	—	—	1,458
Secondary offering costs	—	(714)	—	(714)
Non-GAAP selling, general and administrative	$39,467	$36,205	$114,614	$108,937
Operating income, as reported	$7,704	$6,737	$19,960	$20,546
Severance and transition costs	654	—	654	—
Legal settlement	—	—	—	(1,458)
Secondary offering costs	—	714	—	714
Non-GAAP operating income	$8,358	$7,451	$20,614	$19,802
Income tax expense, as reported	$2,227	$1,967	$5,923	$5,737
Income tax effect of severance and transition costs (1)	171	—	171	—
Income tax effect of legal settlement (1)	—	—	—	(386)
Income tax effect of secondary offering costs (1)	—	189	—	189
Income tax effect of non-deductibility of a portion of secondary offering costs (1)	—	(165)	—	(165)
Non-GAAP income tax expense	$2,398	$1,991	$6,094	$5,375
Net income, as reported	$6,388	$5,355	$16,349	$16,266
Severance and transition costs	654	—	654	—
Legal settlement	—	—	—	(1,458)
Secondary offering costs	—	714	—	714
Less: Income tax effects (1)	(171)	(24)	(171)	362
Non-GAAP net income	$6,871	$6,045	$16,832	$15,884
Diluted income per share, as reported	$0.21	$0.18	$0.55	$0.55
Severance and transition costs, net of taxes (1)	0.02	—	0.02	—
Legal settlement, net of taxes (1)	—	—	—	(0.04)
Secondary offering costs, net of taxes (1)	—	0.02	—	0.02
Non-GAAP diluted income per share	$0.23	$0.20	$0.57	$0.53
Weighted average basic shares outstanding	29,529	29,373	29,501	29,221
Weighted average diluted shares outstanding	29,759	30,075	29,745	29,746

(1) For the thirteen and thirty-nine weeks ended November 2, 2019, the effective tax rate applied to the severance and transition costs was 26.2%. For the thirteen and thirty-nine weeks ended November 3, 2018, the effective tax rate applied to the $0.7 million of secondary offering costs was 26.5%. Additionally, last year's income tax expense includes approximately $0.2 million due to the non-deductibility of a portion of the secondary offering costs.

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Cash flows from operating activities
Net income	$16,349	$16,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,330	16,966
Stock-based compensation expense	1,648	1,662
Impairment of assets	—	786
Loss on disposal of assets	584	11
Gain on sales and maturities of marketable securities	(1,391)	(983)
Deferred income taxes	(470)	(419)
Changes in operating assets and liabilities:
Receivables	1,716	(3,281)
Merchandise inventories	(14,528)	(18,462)
Prepaid expenses and other assets	(1,045)	(1,290)
Accounts payable	12,901	12,859
Accrued expenses	(1,740)	(6,403)
Accrued compensation and benefits	(1,443)	2,571
Operating lease liabilities and deferred rent	(1,555)	530
Deferred revenue	(1,852)	(1,534)
Net cash provided by operating activities	24,504	19,279
Cash flows from investing activities
Purchase of property and equipment	(10,636)	(10,394)
Purchases of marketable securities	(96,810)	(116,442)
Proceeds from marketable securities	111,504	104,678
Net cash provided by (used in) investing activities	4,058	(22,158)
Cash flows from financing activities
Dividends paid	(29,453)	(29,067)
Proceeds from exercise of stock options	412	3,606
Taxes paid in lieu of shares issued for stock-based compensation	(85)	(111)
Net cash used in financing activities	(29,126)	(25,572)
Change in cash and cash equivalents	(564)	(28,451)
Cash and cash equivalents, beginning of period	68,160	53,202
Cash and cash equivalents, end of period	$67,596	$24,751

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2018 Q4	227	3	1	229	1,703
2019 Q1	229	1	1	229	1,708
2019 Q2	229	1	1	229	1,710
2019 Q3	229	4	1	232	1,727

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com